[FIRST CHESTER COUNTY CORPORATION LETTERHEAD]

December 18, 2008

Dear Shareholder,

Please be advised that we have decided to postpone the Special Meeting of Shareholders previously scheduled for December 29, 2008, and will reschedule the Meeting in early 2009.

The Meeting had been called for the purpose of approving a proposed amendment to the Corporation’s Articles of Incorporation in order to participate in the U.S. Treasury Department’s Capital Purchase Program. While we still intend to seek approval of the necessary amendments, we will announce a new record date and meeting date after confirmation of the Corporation’s approval for participation in the Program.

All shareholders of record at the close of business on the record date of the rescheduled Meeting will receive a proxy statement and proxy card in connection with the Special Meeting of Shareholders. Shareholders are urged to read the proxy statement when it becomes available because it will contain important information about the Capital Purchase Program, the Corporation’s participation in the Program, and the beneficial ownership of the Corporation’s common stock by our directors and executive officers. Investors will be able to obtain a free copy of the definitive proxy statement on the SEC website (http://www.sec.gov) when it becomes available. Management intends to reschedule the Special Meeting of Shareholders in early 2009 and will announce the new meeting date after confirmation of the Corporation’s approval for participation in the Program.

On behalf of the Board of Directors, we wish you a very happy holiday season.

Sincerely,

/s/ John A. Featherman

John A. Featherman III

CEO and Chairman of the Board